Exhibit 99.1

CONTACTS:

Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Retirement of Board Member Francesca Ruiz de Luzuriaga

Boca Raton, Fla., November 1, 2021 – The ODP Corporation (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform with an online presence and approximately 1,100 stores (the “Company”), announced today that Francesca Ruiz de Luzuriaga has decided to retire from the Board of Directors effective December 31, 2021. Ms. Luzuriaga has served as a director for The ODP Corporation and at its predecessors Office Depot, Inc. and OfficeMax Incorporated since 1998.

“Cesca has made significant and meaningful contributions as a valuable member of the Board for over two decades,” said Joseph S. Vassalluzzo, The ODP Corporation’s Non-Executive Chair of the Board. “Her financial acumen and deep understanding of our business have helped guide our ongoing transformation as a business solutions provider and platform.”

During her tenure as a director of The ODP Corporation, Ms. Luzuriaga served on several board committees, including current chair of the Compensation and Talent Committee and immediate past chair of the Audit Committee.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.